UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) December 18, 2013

AFC Enterprises, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Minnesota

(State or Other Jurisdiction

of Incorporation)

000-32369	58-2016606
(Commission File Number)	(IRS Employer Identification No.)

400 Perimeter Center Terrace, Suite 1000, Atlanta, Georgia	30342
(Address of Principal Executive Offices)	(Zip Code)

(404) 459-4450

(Registrant’s Telephone Number, Including Area Code)

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On December 18, 2013, AFC Enterprises, Inc. (the “Company”) entered into a new Credit Agreement (the “2013 Credit Facility”) with Wells Fargo Bank, National Association, as Administrative Agent, swingline lender and issuing lender, Bank of America, N.A., as Syndication Agent, and certain other lenders party thereto, which consists of a $125 million, five-year senior secured revolving credit facility.

Borrowings under the 2013 Credit Facility will bear interest based upon the LIBO Rate or the Base Rate (each as defined in the 2013 Credit Facility) plus an applicable margin based on the Company’s Total Leverage Ratio (as defined in the 2013 Credit Facility). The borrowings currently bear interest at a rate of 1.49% per annum, compared to 3.90% under the Company’s previous credit facility described under Item 1.02 below (the “Prior Facility”). The Company will pay (quarterly in arrears) an annual commitment fee based on its Total Leverage Ratio (as defined in the 2013 Credit Facility) on the unused portions of the 2013 Credit Facility.

At the closing of the 2013 Credit Facility, the Company drew approximately $63 million and applied all of such proceeds to retire all of the outstanding principal debt balance under the Prior Facility. The 2013 Credit Facility matures on December 18, 2018.

The 2013 Credit Facility is secured by a first priority security interest in substantially all the Company’s assets, exclusive of real estate. The Company’s domestic subsidiaries are required to guarantee its obligations under the 2013 Credit Facility. The 2013 Credit Facility contains Minimum Consolidated Fixed Charge Coverage Ratio and Consolidated Total Leverage Ratio requirements (each as defined in the 2013 Credit Facility) and certain other customary covenants as specified therein, including without limitation, covenants limiting the Company’s ability to incur additional indebtedness, restricting the payment of cash dividends and other restricted payments (subject to pro forma financial ratio compliance), and limiting the amount of loans or other investments which can be made by the Company. Subject to pro forma financial ratio compliance, the 2013 Credit Facility also limits the Company’s ability to engage in mergers or acquisitions.

The 2013 Credit Facility includes customary events of default, including, but not limited to, the failure to pay any interest, principal or fees when due, the failure to perform certain covenants or agreements, incorrect representations or warranties, insolvency or bankruptcy, change of control, the occurrence of certain ERISA events and judgment defaults.

Under the terms of the 2013 Credit Facility, the Company may also obtain short-term (swingline) borrowings of up to $10,000,000 and letters of credit up to $20,000,000, both amounts being further limited by the amount of unused borrowings under the 2013 Credit Facility.

The Administrative Agent, the Syndication Agent and certain of the other lenders under the 2013 Credit Facility were also lenders under the Prior Facility. In addition, the Administrative Agent, Syndication Agent and other lenders, together with their affiliates, are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Administrative Agent, Syndication Agent and other lenders, together with their affiliates have, from time to time, performed, or may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

The foregoing does not constitute a complete summary of the terms of the 2013 Credit Facility, and reference is made to the complete text of the 2013 Credit Facility, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December 18, 2013, the Company issued a press release announcing the entry into the 2013 Credit Facility, which is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 1.02.	Termination of a Material Definitive Agreement.

The 2013 Credit Facility replaced, as of December 18, 2013, the then-existing Credit Agreement dated as of December 23, 2010 among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and certain other lenders. The description of the termination of the Prior Facility contained in Item 1.01 above is incorporated by reference in this Item 1.02.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Credit Agreement dated as of December 18, 2013.

99.1	Press Release dated December 18, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AFC Enterprises, Inc.

Date: December 19, 2013	By:	/s/ Harold M. Cohen
Harold M. Cohen
Senior Vice President, General Counsel,
Chief Administrative Officer and
Corporate Secretary